EXHIBIT 10.22(c)
AMENDMENT NO. 2 TO TRANSITION AND SUCCESSION AGREEMENT
          THIS AMENDMENT NO. 2 TO TRANSITION AND SUCCESSION AGREEMENT (this “Amendment”) by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and John P. O’Donnell (the “Executive”), is made as of April 3, 2006.
          WHEREAS, the Company and the Executive are parties to that certain Transition and Succession Agreement dated as of December 15, 2003, as amended December 2, 2004 (as amended, the “Agreement”);
          WHEREAS, the Company and the Executive wish to amend the Agreement, effective as of April 1, 2006, as set forth below;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Section 1(a) of the Agreement is hereby amended to add the following sentence at the end of such subsection:
“For the sake of clarity, it is understood that if the Executive’s employment terminates prior to the Effective Date other than as described in the preceding sentence, this Agreement shall thereupon be null and void and of no further force and effect.”
2.	The reference to “65%” in Section 1(d)(3) of the Agreement is hereby deleted and replaced with “60%.”

3.	References to the “120-day period” in each of the following sections of the Agreement shall hereinafter refer to the “180-day period”: 3(a)(1), 3(b)(3), 3(b)(4), 3(b)(5), 3(b)(6), 3(b)(7), 3(b)(8), and 6.

4.	The third sentence of 3(b)(1) is hereby deleted and replaced in its entirety with the following:
“During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the Executive’s last salary review.”
5.	Section 3(b)(2) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Annual Bonus. In addition to the Annual Base Salary, the Executive shall participate in a bonus program during the Employment Period and have a bonus which is no less favorable than the bonus for other employees of his level at the Company and its Affiliated Companies.”

6.	The following clause shall be added to the end of section 4(b)(2) of this Agreement:
“which, in the case of clauses (1) and (2), has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Company that specifically identifies the manner in which the Company believes that the Executive has grossly neglected his duties or has engaged in gross misconduct.”
7.	Section 4(c)(10) of this Agreement is hereby deleted in its entirety.

8.	The penultimate sentence of Section 4(c) of the Agreement is hereby deleted and replaced in its entirety with the following:
“Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 90-day period immediately following the first anniversary of the occurrence of a Change in Control (other than a Change in Control occurring solely under Section 1(d)(3) of this Agreement where all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to a Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock following the Business Combination) shall be deemed to be a termination for Good Reason for all purposes of this Agreement.”
9.	The introductory clause of Section 5(a)(1) of the Agreement is hereby deleted and replaced in its entirety to read as follows:
“the Company shall pay to the Executive (or the Executive’s estate or beneficiary, in the event of the Executive’s death), in a lump sum in cash within 30 days after the Date of Termination (or, if required by Section 409A of the Code to avoid the imposition of additional taxes, on the date that is six (6) months following the Date of Termination), the aggregate of the following amounts:”
10.	Section 5(a)(1)(B) of the Agreement is hereby deleted and replaced in its entirety to read as follows:
“the amount equal to three (3) times the sum of: (i) the Executive’s then-current Annual Base Salary, plus (ii) an amount equal to the highest bonus determined to date under Section 4(b) of the Employment Agreement or paid to the Executive hereunder (in the case of death or the Executive’s Disability, reduced (but not below zero) by any disability or death benefits that the Executive or the Executive’s estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company).”
11.	Section 5(a)(2) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

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“For three years after the Executive’s Date of Termination (or such shorter period as required by Section 409A of the Code to avoid the imposition of additional taxes), the Company shall continue to provide benefits to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and the tax treatment of participation in the plans, programs, practices and policies by the Executive and the Executive’s dependents) by or on behalf of the Company and or the Affiliated Companies in accordance with the benefit plans, programs, practices and policies (including those provided under the Employment Agreement) in effect immediately prior to a Change of Control or, if more favorable to the Executive, as in effect any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, program, practice or policy, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, program, practice or policy during such applicable period of eligibility; and”
12.	Section 9(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“The Executive agrees not to voluntarily terminate employment with the Company (other than (i) as a result of an event that would constitute Good Reason that is at the request of a third party that has taken steps reasonably calculated to effectuate a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control or (ii) by reason of non-extension or non-renewal of the Employment Agreement or such other employment agreement entered into by and between the Executive and the Company from time to time) from such time as the Company has entered into an agreement that would result in a Change of Control until the Change of Control; provided, that such provision shall cease to apply upon the termination of such agreement or if the Change of Control has not occurred within one year following the execution of such agreement.”
13.	Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:
[Intentionally Omitted.]
14.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

15.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

16.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN LABORATORIES INC.

By:	/s/ Robert J. Coury

Name: Robert J. Coury
Title: Vice Chairman and CEO

EXECUTIVE

/s/ John P. O’Donnell

John P. O’Donnell

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